UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2019

WestRock Company

(Exact name of registrant as specified in charter)

Delaware	001-38736	37-1880617
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

(770) 448-2193

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of Robert Feeser as President, Consumer Packaging of WestRock Company, and in recognition of Mr. Feeser’s nearly 32-year career with the Company and its predecessor companies, the Compensation Committee of the Board of Directors determined on March 26, 2019 to modify the terms of certain equity award agreements (the “Modifications”). As a result of the Modifications, Mr. Feeser will be entitled to receive a prorated number of shares of the Company’s common stock under his February 17, 2017, February 1, 2018 and January 31, 2019 stock grant awards (the “Stock Grants”) through his retirement date, which is expected to be on April 30, 2019. He will receive the shares associated with the Stock Grants on the vesting dates included in the Stock Grant award agreements based on actual achievement of any performance conditions. The performance periods for the Stock Grants run through the end of 2019, the end of 2020 and the end of 2021, respectively. As of March 25, 2019, assuming target performance for the 2019 Stock Grant and reflecting current projected performance for the 2018 and 2017 Stock Grants and proration for each of the Stock Grants, Mr. Feeser would receive approximately 21,100 shares, although that number will increase or decrease depending on actual results.

In connection with his 2019 Stock Grant, Mr. Feeser agreed to certain restrictive covenants, including non-competition and non-solicitation obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COMPANY
(Registrant)

Date: April 1, 2019	By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice-President, General Counsel and Secretary

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